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                                                                       Exhibit i

BELL, BOYD & LLOYD LLC                      THREE FIRST NATIONAL PLAZA
                                            70 WEST MADISON STREET, SUITE 3300
                                            CHICAGO, ILLINOIS 60602-4207
                                            312.372.1121   FAX 312.372.2098

                                            OFFICES IN CHICAGO
                                            AND WASHINGTON, D.C.




                               September 24, 2002



Liberty Acorn Trust
227 West Monroe Street, Suite 3000
Chicago, Illinois  60606

Ladies and Gentlemen:

                               LIBERTY ACORN TRUST


         We have acted as counsel for Liberty Acorn Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest (the "Shares") of the series of the Trust designated Liberty Acorn Fund, Liberty Acorn International, Liberty Acorn USA, Liberty Acorn Twenty, Liberty Acorn Foreign Forty and Columbia Thermostat Fund (the "Funds") in registration statement no. 2-34223 on form N-1A (the "Registration Statement").

         In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deem it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and bylaws (the "Bylaws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statement.

         Based on the foregoing examination, we are of the opinion that:

         1. The Trust is authorized to issue an unlimited number of Shares of each series; that the presently outstanding Shares (the "Outstanding Shares") and the Shares to be offered for sale by the Registration Statement (the "Additional Shares") have been duly and validly authorized by all requisite action of the board of trustees of the Trust, and no action of the shareholders of the Trust or of any series thereof is required in such connection;

         2. The Outstanding Shares are validly issued, fully paid and nonassessable (although shareholders of the Trust may be subject to liability under certain circumstances as

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described in the statement of additional information of the Trust included as
Part B of the Registration Statement under the caption "Shareholder Liability"); and

         3. When the Additional Shares have been duly sold, issued and paid for in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Additional Shares, and upon the receipt by the Trust of the authorized consideration therefor, the Additional Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                             Very truly yours,


                                             /s/ Bell, Boyd & Lloyd LLC